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                    [letterhead of Ernst & Young LLP]



December 9, 1996



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Gentlemen:

We have read the information in the second paragraph under the caption EXPERTS of Form S-1 dated December 9, 1996 of Enterbank Holdings, Inc. and are in agreement with the statements contained therein. We have no basis to agree or disagree with other statements of the registrant contained therein.



                                       /s/ Ernst & Young LLP